UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 10, 2017

Date of Report (Date of Earliest Event Reported)

SEARS HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51217, 001-36693	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Address Of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, Including Area Code: (847) 286-2500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition

On February 10, 2017, Sears Holdings Corporation (the “Company”) issued a press release providing an update on anticipated financial results for the fourth quarter of 2016. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference in this Item 2.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 10, 2017, the Company, Sears Roebuck Acceptance Corp. (“SRAC”) and Kmart Corporation (together with SRAC, the “ABL Borrowers”) entered into a second amendment (the “Second Amendment”) to the Third Amended and Restated Credit Agreement, dated as of July 21, 2015 (as previously amended, the “Credit Agreement”), with a syndicate of lenders, including Bank of America, N.A. (the “Bank”), as agent.

The Second Amendment, among other things, modifies certain reserve requirements and covenants under the Credit Agreement so as to increase the Company’s effective availability under the revolving credit facility under the Credit Agreement (the “Revolving Credit Facility”) by approximately $140 million relative to the amount of availability reported at the end of the third quarter of 2016. Simultaneously, the Second Amendment reduces the aggregate nominal commitments under the Revolving Credit Facility from $1.971 billion to $1.5 billion, increases the interest rate on loans under the Revolving Credit Facility by 25 basis points per annum (with the interest rate varying based on the Company’s consolidated leverage ratio) and increases the commitment fee on undrawn amounts under the Revolving Credit Facility by 12.5 basis points. The Second Amendment also increases the size of the general debt basket under the Credit Agreement by $250 million to $1 billion.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Press Release, dated February 10, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOLDINGS CORPORATION

Dated: February 10, 2017	/s/ Robert A. Riecker
By: Robert A. Riecker
Title: Controller and Head of Capital Market Activities

EXHIBIT INDEX

Exhibit 99.1	Press Release, dated February 10, 2017